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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

FIVE STAR QUALITY CARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, Massachusetts 02458 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009

To the shareholders of Five Star Quality Care, Inc.:

        Notice is hereby given that the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, will be held at 9:30 a.m., local time, on Thursday, May 14, 2009, at 400 Centre Street, Newton, Massachusetts, 02458 for the following purposes:

  1.
  To elect one Independent Director in Group II to our Board.

  2.
  To elect one Managing Director in Group II to our Board.

  3.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR DIRECTOR IN ITEMS 1 AND 2.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

        Shareholders of record at the close of business on March 17, 2009 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a shareholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares.

By Order of the Board,
TRAVIS K. SMITH, Secretary
Newton, Massachusetts March 30, 2009

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

FIVE STAR QUALITY CARE, INC.
400 Centre Street
Newton, Massachusetts 02458

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Thursday, May 14, 2009

INTRODUCTION

        A notice of the annual meeting of shareholders of Five Star Quality Care, Inc., a Maryland corporation, or the company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2008, including our audited financial statements, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about March 30, 2009.

        The annual meeting record date is March 17, 2009. Only shareholders of record as of the close of business on March 17, 2009, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 32,205,604 shares of common stock, $.01 par value per share, or common shares, outstanding on the record date and entitled to vote at the meeting. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required to take action at the meeting. The presence, in person or by proxy, of holders of common shares entitled to cast one-third of the votes entitled to be cast at the meeting shall constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and "broker non-votes" will be treated as present for purposes of determining the presence of a quorum for the meeting. Failure of a quorum to be present at the meeting will necessitate adjournment of that meeting and will subject us to additional expense.

        The affirmative vote of a majority of our common shares entitled to be cast at the meeting is required for the election of the nominees for Director described in Items 1 and 2.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Director in Items 1 and 2.

        Shareholders of record may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 13, 2009.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the street name holder that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be "broker non-votes."

        Items 1 and 2 (election of directors) are considered routine items for which street name shares may be voted without specific instructions. If your street name holder completes and returns a proxy on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy will be voted "FOR" the nominees for Director in Items 1 and 2.

        Shares represented by proxies marked "WITHHOLD" with regard to the election of Directors will be counted for purposes of determining whether there is a quorum and will have the same effect as votes "against" the nominees for Director in Items 1 and 2.

        If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our secretary a written revocation or a duly executed proxy bearing a later date, by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one. Votes provided by mail, over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on May 13, 2009. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

        Our website address is included several times in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations adopted by the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials via the internet. Accordingly, all of our shareholders will receive a Notice of Internet Availability, which will be mailed on or about March 30, 2009.

        On the date of mailing of the Notice of Internet Availability, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

ELECTION OF DIRECTORS

        The number of our Directors is currently fixed at five, and our Board is currently divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are elected and qualified.

        Our current Directors are Arthur G. Koumantzelis and Gerard M. Martin in Group II with a term of office expiring at the meeting to which this proxy statement relates, Bruce M. Gans in Group III with a term of office expiring at our 2010 annual meeting of shareholders, and Barbara D. Gilmore and Barry M. Portnoy in Group I with a term of office expiring at our 2011 annual meeting of shareholders. The term of the Group II Directors if elected at the meeting will expire at our 2012 annual meeting of shareholders.

        Our Directors are also categorized as Independent Directors and Managing Directors. Our Independent Directors are not our employees, or employees of Reit Management & Research LLC, or RMR, are not involved in our day to day activities and are persons who qualify as independent under our bylaws and applicable rules of the NYSE Amex and the SEC. Our Managing Directors have been our employees, or employees of RMR, or have been involved in our day to day activities for at least one year. Our Board is currently composed of three Independent Directors and two Managing Directors. Ms. Gilmore, Dr. Gans and Mr. Koumantzelis are our Independent Directors, and Messrs. Portnoy and Martin are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears below in this proxy statement.

Item 1:    Election of One Independent Director

        Our Board has nominated Mr. Koumantzelis for election as an Independent Director in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Director in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Koumantzelis, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Koumantzelis has agreed to serve as an Independent Director in Group II if elected. However, if Mr. Koumantzelis becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Koumantzelis will be unable or unwilling to serve.

        Our Board recommends a vote "FOR" the election of Mr. Koumantzelis as an Independent Director in Group II.

Item 2:    Election of One Managing Director

        Our Board has nominated Mr. Martin for election as a Managing Director in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Managing Director in Group II elected at the meeting will expire at our 2012 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Martin, except to the extent that properly completed proxies indicate that the votes should be withheld for the nominee.

        Mr. Martin has agreed to serve as a Managing Director in Group II if elected. However, if Mr. Martin becomes unable or unwilling to accept election to our Board, the proxies will be voted for a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Martin will be unable or unwilling to serve.

        Our Board recommends a vote "FOR" the election of Mr. Martin as a Managing Director in Group II.

 SOLICITATION OF PROXIES

        We are paying the cost of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of March 17, 2009, of our Directors and our executive officers:

Director Nominees for a Term Expiring in 2012

ARTHUR G. KOUMANTZELIS, Age: 78

        Mr. Koumantzelis has been one of our Independent Directors since 2001. Mr. Koumantzelis has been the President and Chief Executive Officer of AGK Associates LLC since November 2007 and was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from June 1998 to April 2007. Mr. Koumantzelis has been a director of TravelCenters of America LLC, or TA, since January 2007. Mr. Koumantzelis has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, RMR Funds Series Trust (which ceased to exist in 2009), RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund since their respective formations beginning in 2002. (Hereinafter, RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Dividend Capture Fund, RMR Funds Series Trust, RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund are collectively referred to as the "RMR Funds".) Mr. Koumantzelis was a trustee of Senior Housing Properties Trust, or SNH, from 1999 until his resignation in October 2003 and was a trustee of Hospitality Properties Trust, or HPT, from 1995 until his resignation in January 2007 and a director of Papas Surgical Instruments, LLC from July 2002 until his resignation in October 2005. Mr. Koumantzelis is an Independent Director in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

GERARD M. MARTIN, Age: 75

        Mr. Martin has been one of our Managing Directors since 2001. Mr. Martin also has been a Managing Trustee of each of the RMR Funds, since their respective formations beginning in 2002, a director and Vice President of RMR Advisors since 2002, and a director of Reit Management & Research LLC, or RMR, since 1986. Mr. Martin was a Managing Trustee of SNH from 1999 until his resignation in January 2007. Mr. Martin was a Managing Trustee of HRPT Properties Trust, or HRPT, from 1986 until the expiration of his term in May 2006, and a Managing Trustee of HPT from 1995 until his resignation in January 2007. Mr. Martin was a 50% owner of RMR until September 30, 2005 and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor, until May 11, 2005. Mr. Martin is a Managing Director in Group II and, if elected at the meeting, he will serve until our 2012 annual meeting of shareholders.

Continuing Directors

BARBARA D. GILMORE, R.N., Age: 58

        Ms. Gilmore has been one of our Independent Directors since January 2004. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since August 2001. Ms. Gilmore is also a registered nurse and practiced and taught nursing for several years before attending law school. Ms. Gilmore has been a director of TA since January 2007. Ms. Gilmore is an Independent Director in Group I and will serve until our 2011 annual meeting of shareholders.

BARRY M. PORTNOY, Age: 63

        Mr. Portnoy has been one of our Managing Directors since 2001. Mr. Portnoy has been a Managing Trustee of HRPT, HPT and of SNH since 1986, 1995 and 1999, respectively. He has been a Managing Director of TA since 2006. Mr. Portnoy is the majority owner of RMR and of RMR Advisors. Mr. Portnoy has been the Chairman of RMR since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a Managing Trustee of each of the RMR Funds and a portfolio manager of each of the RMR Funds, except for RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, since their respective formations beginning in 2002. Mr. Portnoy is a Managing Director in Group I and will serve until our 2011 annual meeting of shareholders.

BRUCE M. GANS, M.D., Age: 62

        Dr. Gans has been one of our Independent Directors since 2001. Dr. Gans has been Chief Medical Officer at the Kessler Institute for Rehabilitation since June 2001. Dr Gans has been a trustee of HPT since February 2009. He is also a Professor of Physical Medicine and Rehabilitation at University of Medicine and Dentistry of New Jersey—New Jersey Medical School. Dr. Gans is an Independent Director in Group III and will serve until our 2010 annual meeting of shareholders.

Executive Officers

BRUCE J. MACKEY JR., Age: 38

        Mr. Mackey has been our President and Chief Executive Officer since May 2008. From 2001 until May 2008, Mr. Mackey was our Treasurer and Chief Financial Officer. Mr. Mackey has been a Senior Vice President of RMR since 2006 and was Vice President prior to that time since 2001 and has served in various capacities for RMR and its affiliates before 2001. Mr. Mackey is a certified public accountant.

ROSEMARY ESPOSITO, R.N., Age: 66

        Ms. Esposito has been our Senior Vice President and Chief Operating Officer since 2001. Ms. Esposito has also been our Chief Clinical Officer since June 2002. Ms. Esposito is a nurse and prior to her employment by us she held various senior positions with other healthcare service companies.

MARYANN HUGHES, Age: 61

        Ms. Hughes has been our Vice President and Director of Human Resources since 2001. Prior to her employment by us she held various senior human resource positions with other healthcare service companies.

FRANCIS R. MURPHY III, Age: 50

        Mr. Murphy has been our Treasurer and Chief Financial Officer since May 2008. Mr. Murphy has been a Senior Vice President of RMR since 2008. Mr. Murphy was our Director of Financial Services from 2007 through 2008 and served as the Vice President and Controller of Harborside Healthcare Corporation from 1997 through 2007. Mr. Murphy is a certified public accountant.

TRAVIS K. SMITH, Age: 35

        Mr. Smith has been our General Counsel since January 2007 and was named Vice President and Secretary in November 2007. Prior to his employment by us, Mr. Smith practiced law at Choate Hall & Stewart, LLP, or Choate, from 2000 to 2002, McDermott Will & Emory from 2003 to 2004, and Choate from 2004 to 2006, specializing in business law and healthcare regulatory matters. Mr. Smith has a Juris Doctor from Boston University School of Law and a Master of Public Health degree from the Harvard School of Public Health.

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

        HPT, SNH, HRPT, TA, RMR, RMR Advisors and each of the RMR Funds may be considered to be affiliates of us.

 BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our charter, our bylaws and the laws of the State of Maryland, the state in which we were reincorporated on September 17, 2001.

        Three of our Directors, Bruce M. Gans, M.D., Barbara D. Gilmore and Arthur G. Koumantzelis, are our Independent Directors within the meaning of our bylaws. Two of our Directors, Messrs. Portnoy and Martin, are our Managing Directors.

        In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether Directors have a direct or indirect material relationship with us, including our subsidiaries. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but from that of the persons or organizations with which the Director has an affiliation. Material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships.

        Our Board has determined that Dr. Gans, Ms. Gilmore and Mr. Koumantzelis currently qualify as Independent Directors under our bylaws and applicable NYSE Amex and SEC rules. In making that determination with respect to these Directors, our Board considered the fact that Mr. Koumantzelis served on the board of SNH, our landlord for 181 of our 210 senior living communities, from 1999 until October 2003, and that Dr. Gans served on the board of SNH from 1999 to 2001. Our Board also considered each of these three Independent Directors' service in other enterprises and on the boards of other publicly traded companies managed or advised by RMR and its affiliates. Our Board has concluded that none of these Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as Directors or that could otherwise be a direct or indirect material relationship under our bylaws and applicable NYSE Amex and SEC rules.

        During 2008, our Board held nine meetings, our Audit Committee held eight meetings, our Compensation Committee held seven meetings, our Nominating and Governance Committee held two meetings and our Quality of Care Committee held four meetings. During 2008, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Quality of Care Committee, each of which has a written charter. With the exception of the Quality of Care Committee, each of the above committees is currently comprised of Dr. Gans, Ms. Gilmore and Mr. Koumantzelis, who are independent under our bylaws, applicable rules of the SEC and NYSE Amex listing standards and each committee's respective charter. Dr. Gans, Ms. Gilmore and Mr. Martin currently constitute our Quality of Care Committee.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE Amex. Our Board's determination that Mr. Koumantzelis is a financial expert was based upon his prior experiences as: (i) a certified public accountant who audited several publicly owned companies; (ii) the chief financial officer of a company required to file SEC reports; (iii) a member of our Audit Committee and of the audit committees of other publicly owned companies; and (iv) president and chief executive officer of Gainesborough Investments LLC and its affiliates, which own significant positions in both public and private companies, from 1998 until April 2007.

        Our Compensation Committee's primary responsibilities include: (1) evaluating the services provided by individuals who serve as our Chief Executive Officer, Treasurer, other executive officers and our Director of Internal Audit; (2) determining the compensation, including awards under our equity based incentive compensation plans, paid to our Chief Executive Officer and our Director of Internal Audit and the costs of our internal audit function generally; (3) evaluating compensation paid to our other officers and employees; (4) reviewing, evaluating and approving our management and administrative service agreement(s); (5) evaluating the performance by any manager and administrative services provider, and compensation paid under any management and administrative service agreement(s); and (6) evaluating, approving and administering awards under our equity based incentive compensation plans. The Compensation Committee is delegated the powers of our Board necessary to carry out these responsibilities.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Director nominees for each annual meeting of shareholders or when vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The primary function of our Quality of Care Committee is to review the quality of healthcare services we provide to our customers.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.fivestarqualitycare.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation, Nominating and Governance and Quality of Care Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458 or at our website, www.fivestarqualitycare.com.

 COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website (www.fivestarqualitycare.com), by calling our toll free confidential message system at (866) 230-1286, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, among other matters, and together with our bylaws, set forth the qualifications for service on our Board. These guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes may be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: the quality of the candidate's past services to us, if any; the business and personal experiences of the candidate and their relevance to our business; the reputation of the candidate for integrity; the reputation of the candidate for intelligence, sound judgment, the ability to understand complex financial issues and to make meaningful inquiries; the willingness and ability of the candidate to devote sufficient time to Board business; the familiarity of the candidate with the responsibilities of service on the board of a publicly owned company; the qualification of the candidate to be either an Independent Director or a Managing Director, as applicable; and other matters that the Nominating and Governance Committee deems appropriate. In seeking candidates for Directors who have not previously served as our Directors, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2008, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2009 annual meeting, except the nominations made by our Board and recommendations by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee at our principal executive offices within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder to properly propose a nomination for election to our Board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our Board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice (this requirement will not apply until April 1, 2010 with respect to a shareholder who continuously holds from and after April 1, 2009 shares entitled to vote at the meeting on such election or proposal of other business, as the case may be), (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting, (iii) be present at the meeting to answer questions about the nomination or other business and (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an Independent Director or a Managing Director. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for director or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the date of proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our bylaws. In addition, no shareholder may give notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of common stock owned by such shareholder during all times described in the first paragraph of this section—Shareholder nominations and other proposals at annual meetings, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our Board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions. Under our bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's violation of our charter or bylaws, to the fullest extent permitted by law.

        2010 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2010 annual meeting of shareholders must be received at our principal executive offices on or before November 30, 2009 in order to be considered for inclusion in our proxy statement for our 2010 annual meeting of shareholders. Our bylaws currently require that shareholder nominations and proposals made outside of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or Exchange Act, must be submitted, in accordance with the requirements of our bylaws, not later than November 30, 2009 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than October 30, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

        Our compensation program for our executive officers consists of a combination of base salary, discretionary cash bonus, discretionary equity compensation and various benefits, including a 401(k) plan and medical insurance plans. We designed our compensation program to attract and retain experienced and well-qualified executives and to motivate them to enhance long term shareholder value. We believe that each executive officer's compensation should reflect our overall performance and the performance of the executive officer and that the compensation level for our executive officers should be competitive with compensation generally being paid to executives in the senior living industry to ensure our ability to attract and retain well qualified executives.

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending upon position, and our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components. Generally, our Compensation Committee takes into account our historical compensation practice and the comparative data of compensation practices of other companies in our industry in determining the allocation of compensation among base salaries, cash bonuses and equity compensation for each executive officer. It has been the practice of our Compensation Committee to maintain salary and equity compensation awards at substantially similar levels to prior years with relatively modest increases to reflect cost of living or industry changes, with the cash bonus element changing the most year over year to reflect the officer's individual performance and the company's growth.

        There were several changes in our executive officers during 2008. On May 1, 2008, Evrett W. Benton resigned as our President and Chief Executive Officer and was replaced by Bruce J. Mackey Jr., who previously was our Treasurer and Chief Financial Officer. Also on May 1, 2008, Francis R. Murphy III was appointed as our Treasurer and Chief Financial Officer. Prior to his appointment, Mr. Murphy was our Director of Financial Services. References to our Chief Executive Officer and Chief Financial Officer in this Compensation Discussion & Analysis refer to Messrs. Mackey and Murphy, respectively.

Our Methodology for Determining Compensation

        The members of our Compensation Committee generally meet twice a year to review and consider recommendations from our Chief Executive Officer and Chief Financial Officer regarding the cash compensation to be paid to our executive officers. Generally, our Chief Executive Officer and Chief Financial Officer present our Compensation Committee with certain data, discuss the contributions made by our executive officers to the company and make a formal recommendation regarding the appropriate compensation for each of our executive officers. Our Compensation Committee determines the base salary and cash bonus for our Chief Executive Officer and makes recommendations to our Board regarding base salaries and cash bonuses for the executive officers other than our Chief Executive Officer.

        Annually, typically in September, the Chair of our Compensation Committee meets with our Managing Directors and the chairs of the compensation committees of the other public companies for which RMR provides management services. The purpose of this meeting is, among other things, to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from our Managing Directors concerning potential share grants. Our executive officers do not participate in this meeting. Subsequent to this meeting, the members of the Compensation Committee hold a meeting at which the Chair provides a report of the information discussed with the Managing Directors and others and makes recommendations for share grants to executive officers. Our Compensation Committee then discusses these recommendations and other factors, including the recommendations of our Chief Executive Officer and our Chief Financial Officer with respect to cash compensation and share awards, and determines the amount of the share awards. Our Managing Directors and executive officers do not participate in the portion of the meeting devoted to the Compensation Committee's deliberations and determinations of the amount of share awards. Except as described below for the collection of peer group comparative data, our Compensation Committee has not engaged compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

        Performance Metrics and Other Company Data.    Our Compensation Committee, which consists solely of Independent Directors, considers several aspects of our company's performance in determining compensation for our executive officers, and attempts to balance the compensation level for an individual executive officer against his or her specific job requirements, including the individual's level of influence on obtaining corporate objectives. In evaluating performance, our Compensation Committee considers the following performance metrics: (1) our total revenues; (2) our total number of senior living communities, pharmacies and rehabilitation hospitals; (3) our total number of employees; (4) our earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR; (5) management of our general and administrative costs, or G&A; (6) G&A and EBITDAR as a percentage of revenues; (7) our earnings or losses; and (8) our share price.

        In reviewing these performance metrics, our Compensation Committee considers historical data, data from the most recent fiscal year, projected data for the current fiscal year and year over year comparisons. Our Compensation Committee believes the foregoing performance metrics, reviewed collectively, are appropriate measures of our performance. Although our Compensation Committee considers each of the foregoing metrics and does not follow a specific formula or set of pre-established thresholds, it may weigh some metrics more heavily than others from year to year.

        In addition to the foregoing performance metrics, our Compensation Committee takes into account our historical compensation data, including base salary, the number of restricted common shares granted in prior years, the market value of restricted common shares granted in prior years, cash bonuses and cash bonuses as a percentage of total compensation. Our Compensation Committee also considers the compensation that our Chief Executive Officer and Chief Financial Officer receive as officers of RMR. This compensation is considered when looking at the total compensation of the two executive officers in relation to their peer group, which is described in the next paragraph. Further, our Compensation Committee considers the annual recommendations of our Chief Executive Officer, Chief Financial Officer and the Managing Directors.

        Benchmarking/Comparative Compensation.    We attempt to keep our compensation programs competitive by comparing them with other public companies in the senior living industry. To benchmark the appropriateness and competitiveness of our compensation programs, we compare preliminary recommendations (based on the performance metrics and other company data described above) to data for total compensation, base salaries, bonuses, equity compensation and other compensation, from a group of peer companies. In 2008, this group of companies consisted of: Kindred Healthcare, Inc.; Sun

Healthcare Group, Inc.; Emeritus Corporation; Assisted Living Concepts, Inc.; Capital Senior Living Corporation; Sunrise Senior Living Inc.; National Healthcare Corp.; Brookdale Living Communities, Inc.; and Extendicare REIT. We selected these companies for benchmarking because they have businesses similar to ours and because we believe that they recruit individuals to fill senior management positions who have similar skills and background to those we seek to recruit and employ. We review the appropriateness of our peer companies on an annual basis and make changes as necessary. We seek to add companies to the peer group to broaden our comparative data and remove companies we believe no longer serve as useful comparisons for us. The compensation data for the comparable companies covers only those individuals for whom compensation information is publicly disclosed (generally only the five most highly compensated officers at each company) and is typically one year in arrears (that is, in making compensation decisions for 2008, we reviewed compensation data for these companies for 2007).

        Our Compensation Committee also reviews and considers compensation data which we receive from two consulting firms, Watson, Wyatt and Company and Hewitt Associates. The compensation data we receive consists of information for companies that have annual revenues similar to ours but that are not necessarily in the senior living industry. As with the data for the comparable companies listed above, the data from the consulting firms is typically one year in arrears but they adjust the data based on a factor that approximates the rate of inflation. The reports we receive do not identify the companies which are included in the data presented. The Hewitt Associates report presents average 2008 base salary and bonus information for top officers of companies from all industries with annual revenues of approximately $1 billion and also separately those with revenues of approximately $1.25 billion. The Watson, Wyatt report presents the 60th percentile of 2008 base salary, bonus and all other compensation information for the top officers in companies from all industries with approximately $1 billion in revenues as well as separately for companies in the healthcare industry with revenues of approximately $1 billion or greater than 5,000 employees. The data provided by these consulting firms covered chief executive, chief financial and chief operating officers, vice presidents of human resources and, for certain data, general counsels.

        Because the comparative compensation information is just one of several tools used in setting executive compensation, our Compensation Committee has discretion in determining the nature and extent of its use. Specifically, the Compensation Committee uses this information as a data point to ensure that the total compensation paid to our executive officers as compared to the comparative group is within a range that its considers to be reasonable, but does not target our executive compensation within a set range or percentile of the group. The Compensation Committee looks at the total compensation of our executive officers against total compensation in the peer group, rather than comparing each element of compensation separately. Although our executive officer total compensation has been consistently below that of comparable officers of most of the companies in the peer group and consulting firm data, we believe it to be reasonable.

Our Executive Compensation Program

        General Considerations for Total Compensation.    In determining our executive officers' base salaries, equity compensation and cash bonuses for 2008, our Compensation Committee also considered cost of living changes and certain of our initiatives, including, without limitation: our completion and integration of acquisitions; cost reduction programs implemented by our executive officers; and their continued responses to industry and economic factors which impacted our business.

        Among the subjective factors our Compensation Committee considered in making salary, equity compensation and bonus determinations were our executive officers' abilities to provide leadership, develop our business, promote our image with our residents and shareholders and manage our growth. Based on these factors, the company performance metrics and the comparison to benchmarking data, all as described above, our Compensation Committee increased base salaries (subject to limited exception described below), decreased the market value of shares awards as of the grant date, and increased bonuses, to arrive at an overall compensation package for our each of executive officers which the Compensation Committee believes is reasonable and appropriate. In 2008, we did not increase the base salary of Rosemary Esposito because the Compensation Committee believes that a base salary of approximately $300,000 is an appropriate cap on base compensation, with any increases in total compensation payable through cash bonuses or equity compensation.

        Differences in salary, cash bonus or equity incentive awards among our named executive officers are based on different levels of responsibility of those officers, years of experience in their roles, and analysis of relative total compensation of officers in peer group companies with similar roles or responsibilities. In 2008, our Chief Executive Officer and Chief Operating Officer were paid higher base salaries and cash bonuses than our other executive officers because their oversight and overall responsibilities are significantly greater than the other executive officers. In 2008, our Chief Executive Officer received a higher cash bonus and equity compensation award than all other officers primarily due to the fact that he has a significantly higher level of responsibility and oversight than any other named executive officer.

        Cash Bonuses.    The cash bonuses that we pay to our executive officers are discretionary. Our Compensation Committee makes determinations annually based on the recommendations of management (which are based upon the performance metrics described above) and each officer's accomplishments for the year. Our Compensation Committee reviews these recommendations and compares the total proposed compensation, inclusive of bonus, to the available benchmarking data in the manner described above under "Our Methodology for Determining Compensation" to ensure the total compensation of our executive officers is within a range of reasonableness. Our Compensation Committee generally determines the cash bonuses following the release of our earnings for our third fiscal quarter. We believe that making the determinations at this time of year enables the Compensation Committee to consider our overall projected performance and the projected performance of each officer for the current fiscal year, as well as our expectations for the upcoming fiscal year. In 2008, our Compensation Committee increased cash bonuses more than the other elements of compensation to reward the individual performance of our executive officers and our performance.

        Equity Compensation.    We award shares under our 2001 Stock Option and Stock Incentive Plan, as amended, or Stock Plan, to recognize our executive officers' scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of our executives with our other shareholders and motivate our executives to continue to provide services to us through the term of the awards.

        Our Compensation Committee administers our equity compensation plans, which currently consists solely of our Stock Plan, and determines what grants of common shares, options or other rights are to be made. In granting common shares, options or other rights, our Compensation Committee's starting premise each year is to award each recipient of a share grant the same number of incentive shares as he or she was awarded in the prior year in an effort to meet recipients' expectations. The

Compensation Committee then considers multiple factors in determining whether to increase or decrease such amounts, including the following primary factors: (1) the scope of responsibility of each individual; (2) the amount of common shares previously granted to persons performing similar services for us as are currently performed by each individual; (3) the fair market value of our common shares; (4) the amount of time spent by, and the complexity of the duties, and the value of the services performed by each individual; and (5) the recommendations of our Chief Executive Officer and our Managing Directors.

        We grant restricted common shares instead of stock options to our executive officers for several reasons, including:

  •
  Because we believe granting share ownership may better align the recipients' interests with our long term goals than share options which can cause recipients to pursue short term and high risk initiatives;

  •
  The fact that restricted common share grants permit us to issue fewer total common shares than stock option grants, thereby reducing potential dilution; and

  •
  The negative public perception surrounding stock options in light of historical stock option back dating and repricing controversies.

        Our Compensation Committee generally determines these share awards each year after the release of our earnings for our third fiscal quarter. Our Compensation Committee makes equity grant determinations at this time of year because it enables the Compensation Committee to consider our overall projected performance and the projected performance of each officer for the current fiscal year. The fair market value of the shares granted is based on the closing price of our common shares on the NYSE Amex on the date of grant. The proximity of any grants to market events (other than the release of our third quarter earnings, as noted above) is coincidental.

        The Compensation Committee has imposed, and may in the future impose, vesting and other conditions on granted common shares, options or other rights because it believes that deferred vesting encourages recipients of share awards to remain employed by us or RMR. The Compensation Committee currently uses a vesting schedule under which one fifth of the shares vest immediately and the remaining shares vest in four equal consecutive annual installments commencing on the first anniversary of the date of grant. The Compensation Committee uses a four year, time based vesting schedule to provide recipients an incentive to provide services over a long term and in consideration of the tax treatment of the share grants to us and to the recipients. In the event that an executive officer granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase for nominal consideration the common shares that have not yet vested.

        We believe granting restricted common shares fosters a continuing identity of interest between management and our shareholders. We do not have stock ownership guidelines or a stock retention policy for our executive officers.

        In order to achieve our goals of incentivizing our named executive officers and providing a total compensation package that is within a range of reasonableness, the Compensation Committee, after taking into account the factors described above, including the recommendations of our Chief Executive Officer and Managing Directors, elected to increase the number of shares awarded in 2008 as compared to 2007 primarily due to the decrease in the market value of our shares which reflected the overall decline in the stock market generally.

        Perquisites and Other Benefits.    Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include our medical, dental and life insurance plans and our 401(k) plan, which is a non-contributory plan. We do not have a pension plan and do not offer any retirement benefits to our executive officers other than our 401(k) plan. None of our executive officers receive or have received any perquisites or other personal benefits from us. We believe that these additional benefits are not necessary to instill loyalty in our executive officers to us or to incentivize them to act for us.

        Employment Agreements and Other Arrangements.    We do not have employment, change in control, or severance agreements with any of our executive officers.

        Other Compensation.    In 2008, Messrs. Mackey and Murphy each devoted a substantial majority of their business time to providing services as our officers and employees; however, Messrs. Mackey and Murphy also dedicated some of their business time to providing services to RMR and to other companies affiliated with RMR. Accordingly, in addition to receiving compensation paid by us, each of Messrs. Mackey and Murphy received compensation for these separate services to RMR from RMR and equity compensation from certain companies affiliated with RMR. Although our Compensation Committee reviews and approves our shared services agreement with RMR, it is not involved in compensation decisions made by RMR for its employees other than the RMR employee serving as our Director of Internal Audit.

        Compensation Paid to Mr. Benton.    On May 1, 2008, the Company entered into a consulting agreement, with Evrett W. Benton, who resigned as our chief executive officer, effective May 1, 2008. The agreement provides that Mr. Benton will provide up to 100 hours per calendar year of consulting services to the Company through November 30, 2011. In exchange for Mr. Benton's continuing services during that period, the Company agreed to pay Mr. Benton $408,500, one half on May 1, 2008 and one half on February 2, 2009 and agreed that the restricted stock previously awarded to Mr. Benton by the Company will continue to vest until the consulting agreement expires by its terms or is terminated.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

                      COMPENSATION COMMITTEE
                      Barbara D. Gilmore, Chair
                      Bruce M. Gans, M.D.
                      Arthur G. Koumantzelis

 COMPENSATION TABLES

        The following tables provide (1) summary 2008, 2007 and 2006 compensation information relating to our executive officers, (2) information with respect to incentive share awards made to, or held by, our executive officers during the periods or at the dates specified below and (3) compensation information relating to our Directors for 2008. Our named executive officers consist of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers in our company, the compensation of whom is required to be reported herein under the rules of the SEC.

SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Bruce J. Mackey Jr.(3)	2008	$298,846	$425,000	$78,030	$69	$801,945
President and Chief Executive	2007	$249,038	$300,000	$82,161	$1,348	$632,547
Officer	2006	$200,000	$250,000	$78,759	—	$528,759
Rosemary Esposito	2008	$300,000	$375,000	$68,130	$3,810	$746,940
Senior Vice President and	2007	$299,038	$310,000	$70,192	$1,979	$681,209
Chief Operating Officer	2006	$249,615	$250,000	$66,790	—	$566,405
Francis R. Murphy III(4)	2008	$189,269	$100,000	$10,434	$385	$300,088
Treasurer, Chief Financial
Officer and Assistant Secretary
Maryann Hughes	2008	$234,769	$120,000	$22,710	$1,235	$378,714
Vice President and Director of	2007	$222,341	$110,000	$26,590	$207	$359,138
Human Resources	2006	$194,614	$100,000	$29,335	—	$323,949
Travis K. Smith	2008	$209,538	$100,000	$12,200	$171	$321,909
Vice President, General	2007	$191,154	$75,000	$8,900	$103	$275,057
Counsel and Secretary
Evrett W. Benton(5)	2008	$187,713	$204,250	$116,460	$685	$509,108
Former President, Chief	2007	$299,038	$550,000	$164,322	$1,290	$1,014,465
Executive Officer and Secretary	2006	$225,039	$500,000	$157,524	—	$882,563

(1)
Represents the value based upon the closing price on the date of grant in 2008, 2007, 2006 and prior years of shares vesting in 2008, 2007 or 2006, as applicable. This is also the compensation cost recognized by us in the applicable year for purposes of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", or FAS 123R. No assumptions are used in this calculation.

(2)
Amounts included in All Other Compensation reflect the company paid portion of executive officer life insurance premiums.

(3)
Mr. Mackey became President and Chief Executive Officer on May 1, 2008. Prior to that time, Mr. Mackey was our Treasurer and Chief Financial Officer.

(4)
Mr. Murphy became our Treasurer, Chief Financial Officer and Assistant Secretary on May 1, 2008. Prior to that time, Mr. Murphy was our Director of Financial Services.

(5)
Mr. Benton resigned as our President and Chief Executive Officer on May 1, 2008.

 GRANTS OF PLAN BASED AWARDS FOR 2008
(Shares granted in 2008, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards(1)
Bruce J. Mackey Jr.	11/24/08	90,000 Common Shares	$99,000
Rosemary Esposito	11/24/08	45,000 Common Shares	$49,500
Francis R. Murphy III	11/24/08	45,000 Common Shares	$49,500
Maryann Hughes	11/24/08	15,000 Common Shares	$16,500
Travis K. Smith	11/24/08	15,000 Common Shares	$16,500

(1)
Represents the value based upon the closing price on the date of grant, which is also the grant date fair value under FAS 123R. No assumptions are used in this calculation.

        Incentive share awards granted by us to executive officers in 2008 provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. In the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of RMR or any company which RMR manages during the vesting period, we may repurchase the common shares which have not yet vested for nominal consideration.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008
(Shares granted in 2008 and prior years, which have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Bruce J. Mackey Jr.	2008	72,000 Common Shares (2)	$110,160
	2007	9,000 Common Shares (3)	$13,770
	2006	6,000 Common Shares (4)	$9,180
Rosemary Esposito	2008	36,000 Common Shares (5)	$55,080
	2007	9,000 Common Shares (3)	$13,770
	2006	6,000 Common Shares (4)	$9,180
Francis R. Murphy, III	2008	36,000 Common Shares (5)	$55,080
	2007	180 Common Shares (6)	$275
Maryann Hughes	2008	12,000 Common Shares (7)	$18,360
	2007	3,000 Common Shares (8)	$4,590
	2006	2,000 Common Shares (9)	$3,060
Travis K. Smith	2008	12,000 Common Shares (7)	$18,360
	2007	3,000 Common Shares (8)	$4,590
Evrett W. Benton	2007	18,000 Common Shares (10)	$27,540
	2006	12,000 Common Shares (11)	$18,360

(1)
Represents the value based upon the final 2008 closing price of our shares, which was $1.53 on December 31, 2008.

(2)
These shares will vest as follows: 18,000 shares in 2009, 18,000 shares in November 2010, 18,000 shares in November 2011 and 18,000 in November 2012.

(3)
These shares will vest as follows: 3,000 shares in November 2009, 3,000 shares in November 2010 and 3,000 shares in November 2011.

(4)
These shares will vest as follows: 3,000 shares in November 2009 and 3,000 shares in November 2010.

(5)
These shares will vest as follows: 9,000 shares in 2009, 9,000 shares in November 2010, 9,000 shares in November 2011 and 9,000 in November 2012.

(6)
These shares will vest as follows: 60 shares in November 2009, 60 shares in November 2010 and 60 shares in November 2011.

(7)
These shares will vest as follows: 3,000 shares in November 2009, 3,000 shares in November 2010 and 3,000 shares in November 2011 and 3,000 in November 2012.

(8)
These shares will vest as follows: 1,000 shares in November 2009, 1,000 shares in November 2010 and 1,000 shares in November 2011.

(9)
These shares will vest as follows: 1,000 shares in November 2009 and 1,000 shares in November 2010.

(10)
These shares will vest as follows: 6,000 shares in November 2009, 6,000 shares in November 2010 and 6,000 shares in November 2011.

(11)
These shares will vest as follows: 6,000 shares in November 2009 and 6,000 shares in November 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2008
(Share grants which vested in 2008, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Bruce J. Mackey Jr.	24,000	$25,380
Rosemary Esposito	15,000	$15,480
Francis R. Murphy III	9,060	$9,952
Maryann Hughes	5,000	$5,160
Travis K. Smith	4,000	$4,160
Evrett W. Benton	12,000	$11,160

(1)
Represents the value based upon the closing price on the 2008 dates of vesting of grants made in 2008 and prior years.

 DIRECTOR COMPENSATION FOR 2008
(2008 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)	Total($)
Bruce M. Gans	$54,500	$35,648	$90,148
Barbara D. Gilmore	$41,000	$35,648	$76,648
Arthur G. Koumantzelis	$47,500	$35,648	$83,148
Gerard M. Martin	—	$35,648	$35,648
Barry M. Portnoy	—	$35,648	$35,648

(1)
Represents the value based upon the closing price on the date of grant, which was $6.79 on May 15, 2008.

        Each Independent Director receives an annual fee of $25,000 for services as a Director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The Chairpersons of our Quality of Care Committee, Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $12,500, $7,500, $3,500 and $3,500, respectively each year. In addition, each Director receives a grant of 5,250 of our common shares as part of his or her annual compensation. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in our company. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of Directors and directors of other comparable enterprises, both with respect to size and industry.

        Historically, each year our Board has reviewed the compensation paid to our Directors and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our Managing Directors do not receive any compensation for their services as Directors, other than common share grants.

 AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2008; (2) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted, amended, supplemented or superseded by the rules of the Public Company Accounting Oversight Board; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

                      AUDIT COMMITTEE
                      Arthur G. Koumantzelis, Chair
                      Bruce M. Gans, M.D.
                      Barbara D. Gilmore

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common shares as of March 17, 2009 by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors and named executive officers who served at any time during 2008; and (3) each of our current Directors and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

	Beneficial Ownership(1)
Name and Address(2)	Number of Shares	Percent
Beneficial Owners of More Than 5% of Our Common Shares
F&C Asset Management plc(3)	2,204,063.0	6.9%
Wells Fargo & Company(4)	1,797,261.0	5.6%
Barclays Global Investors (Deutschland) AG(5)	1,882,884.0	5.9%
Ameriprise Financial, Inc./ RiverSource Investments, LLC(6)	2,158,648.0	6.8%
Directors, Nominees and Executive Officers
Evrett W. Benton	189,405.0	*
Rosemary Esposito	100,000.0	*
Bruce M. Gans, M.D.	23,440.0	*
Barbara D. Gilmore	22,251.0	*
Maryann Hughes	38,000.0	*
Arthur G. Koumantzelis	23,475.6	*
Bruce J. Mackey Jr.	167,518.2	*
Gerard M. Martin(7)	160,621.9	*
Francis R. Murphy III	57,800.0	*
Barry M. Portnoy(8)	195,622.0	*
Travis K. Smith	20,000.0	*
All current Directors, nominees and executive officers as a group (eleven persons)(7)	998,133.7	3.1%

*
Less than 1% of our common shares.

(1)
Our charter places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our leases with SNH and our agreement with RMR contain provisions whereby our rights under these agreements may be cancelled by SNH and RMR, respectively, upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or contract default, shareholders causing the default may become liable to us or to other shareholders for damages. The percentages indicated are based upon the number of shares shown divided by the 32,205,604 of our common shares outstanding as of March 17, 2009.

(2)
The address of each of our Directors, nominees and executive officers is c/o Five Star Quality Care, Inc., 400 Centre Street, Newton, Massachusetts 02458.

(3)
This information is as of December 31, 2008, and is based solely on a Schedule 13G filed with the SEC on January 22, 2009. These common shares are held by F&C Asset Management plc, or F&C. F&C has reported that it has sole voting and dispositive authority over 2,204,063 shares. The address of F&C is 80 George Street, Edinburgh EH2 3BU, United Kingdom.

(4)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on January 29, 2009. These common shares are held by Wells Fargo & Company, or Wells Fargo. Wells Fargo has reported that is has sole voting authority over 1,791,761 shares and sole dispositive authority over 1,797,168 shares. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94163. Additionally, this Schedule 13G reports shares held by Wells Capital Management Incorporated, or Wells Capital, an investment advisor. Wells Capital has reported that it has sole voting authority over 1,673,323 shares and sole dispositive authority over 1,796,523 shares. The address of Wells Capital is 525 Market Street, San Francisco, California 94105.

(5)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 5, 2009. These common shares are held by Barclays Global Investors (Deutschland) AG, or Barclays. Barclays has reported that it sole voting authority over 1,807,035 shares and sole dispositive authority over 1,882,884 shares. The address of Barclays is Apianstrasse 6, D-85774, Unterfohring, Germany.

(6)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 12, 2009. These common shares are held by Ameriprise Financial, Inc., or Ameriprise, and RiverSource Investments, LLC, or RiverSource. Ameriprise and RiverSource report that they have shared voting authority over 914,740 shares and shared dispositive authority over 2,158,648 shares. The address of Ameriprise and RiverSource is c/o Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

(7)
Includes 148,250 common shares owned directly by Mr. Martin and 12,371.9 common shares owned by a corporation of which Mr. Martin is the sole stockholder.

(8)
Mr. Portnoy is the majority beneficial owner and the Chairman of RMR, the manager of SNH. SNH, of which Mr. Portnoy is a Managing Trustee, owns 35,000 common shares. Under applicable regulatory definitions, Mr. Portnoy, a Managing Trustee of SNH and Chairman of RMR, may be deemed to have beneficial ownership of SNH's 35,000 common shares; however, Mr. Portnoy disclaims beneficial ownership of such common shares.

 RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and authorizes, approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction shall be reviewed and must be authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our charter, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below, including those which predated the adoption of our Governance Guidelines, were reviewed and approved by a majority of the disinterested Directors or in accordance with our Governance Guidelines.

        We were a 100% owned subsidiary of SNH before December 31, 2001. On December 31, 2001, SNH distributed substantially all of our then outstanding shares to its shareholders. At the time of our spin off, all of the persons serving as our directors were trustees of SNH. In order to effect this spin off and to govern relations after the spin off, we entered into agreements with SNH and others. Since then we have entered into various leases and other agreements which confirm and modify these undertakings. Among other matters, these agreements provide that:

  •
  so long as SNH remains a real estate investment trust, or a REIT, we may not waive the share ownership restrictions in our charter on the ability of any person or group to acquire more than 9.8% of any class of our equity shares without the consent of SNH;

  •
  so long as we are a tenant of SNH, we will not permit nor take any action that, in the reasonable judgment of SNH, might jeopardize the tax status of SNH as a REIT;

  •
  SNH has the option, upon the acquisition by a person or group of more than 9.8% of our voting stock and upon other change in control events affecting us, as defined in those documents including, in certain of the SNH leases, the adoption of any proposal or the election to our board of directors of any individual if such proposal or individual was not approved, nominated or appointed, as the case may be, by vote of a majority of our directors in office immediately prior to the making of such proposal or the nomination or appointment of such individual, to cancel all of our rights under the leases we have with SNH; and

  •
  so long as we have a shared services agreement with RMR we will not acquire or finance any real estate without first giving SNH or any other publicly owned REIT or other entity managed by RMR, the opportunity to acquire or finance real estate investments of the type in which SNH or any other publicly owned REIT or other entity managed by RMR, respectively, invests.

        SNH is our largest landlord. In addition to providing management services to us, RMR also manages SNH. One of our Directors, Mr. Barry Portnoy, is currently a managing trustee of SNH.

Because of these and other relationships we and SNH may be considered related persons. Also, because of these relationships all of our transactions with SNH are separately approved by our Independent Directors and SNH's Independent Trustees.

        Of the 210 senior living communities we operated on December 31, 2008, 181 were leased from SNH. Our two rehabilitation hospitals are also leased from SNH. Our total rent paid to SNH during the year ended December 31, 2008 was $158.6 million.

        Since January 1, 2008, we have entered into several transactions with SNH, including:

  •
  During the three months ended March 31, 2008, we leased 19 senior living properties with a total of 1,692 units from SNH for initial rent of $21.8 million and added them to what we now refer to as SNH lease no. 1 and lease no. 3, which have current terms expiring in 2022 and 2024, respectively. Percentage rent, based on increases in gross revenues at these properties, will commence in 2010.

  •
  On June 30, 2008, we realigned three of our leases with SNH. Lease no. 1 now includes 100 properties, including nine properties which we first leased during the first quarter of 2008. This lease includes independent living communities, assisted living communities and SNFs, and expires in 2022. Lease no. 2 now includes 32 properties, including independent living communities, assisted living communities, SNFs and our two rehabilitation hospitals, and expires in 2026. Lease no. 3 now includes 44 properties, including 10 properties acquired during the first quarter of 2008, 10 properties acquired during the third quarter of 2008 and one property acquired on November 1, 2008 described below. This lease includes independent living communities, assisted living communities and SNFs and expires in 2024. The total rent payable by us to SNH for these properties was unchanged as a result of this lease realignment. The increased rent payable for these three leases, if and as SNH purchases improvements we make to the leased properties, will be the greater of 8.0% per annum or the 10 year Treasury rate plus 300 basis points, but not to exceed 11.5%.

  •
  On July 1, 2008, we acquired three assisted living properties with 259 living units that were formerly operated by NewSeasons Assisted Living Communities, Inc., or NewSeasons, from SNH for $21.4 million and we assumed the NewSeasons lease obligations to SNH for the remaining seven properties that NewSeasons formerly operated. The rent payable by us for these seven properties is approximately $7.6 million per annum under what we refer to as lease no. 4 between us and SNH. In consideration of our lease assumption, NewSeasons paid us $10.0 million and transferred title to certain personal property located at the communities. We recorded the NewSeasons consideration as a deferred credit on our balance sheet, which we are amortizing as a reduction of rent expense over the remaining lease term.

  •
  On August 1, 2008, we leased two senior living communities from SNH until 2024 under our SNH lease no. 3 described above. As a result, our annual rent under that lease increased by $1.2 million. Percentage rent, based on increases in gross revenues at these properties, will commence in 2010.

  •
  On September 1, 2008, we leased eight senior living communities with a total of 451 units until 2024 under our SNH lease no. 3 described above. As a result, our annual rent under this lease increased by $5.0 million. Percentage rent, based on increases in gross revenues at these properties, will commence in 2010.

  •
  On November 1, 2008, we leased one senior living community with a total of 252 units from SNH under lease no. 3, which has a term expiring in 2024. As a result, our annual rent under this lease increased by $2.3 million. Percentage rent, based on increases in gross revenues at this property, will commence in 2010.

  •
  During 2008, pursuant to the terms of our leases with SNH, SNH purchased approximately $69.4 million of improvements made to our properties leased from SNH, and, as a result, the annual rent payable to SNH by us increased by approximately $5.8 million.

        RMR provides certain management and administrative services to us under a shared services agreement which is subject to annual review and approval by our Independent Directors. RMR is compensated at an annual rate equal to 0.6% of our total revenues. In May 2008, the shared services agreement was amended to include compensation for personnel involved with management information systems, or MIS. RMR is compensated at a rate equal to 80% of the employment expenses of RMR's employees, other than its Chief Information Officer, actively engaged in servicing MIS. Aggregate fees paid by us to RMR for management, administrative and information system services during 2008, 2007 and 2006, were $8.3 million, $6.1 million and $4.9 million, respectively. In addition, RMR also provides the internal audit function for us and for other publicly owned companies to which it provides management services. Our audit committee appoints our director of internal audit and our compensation committee approves his salary. Our compensation committee also approves the allocated costs we pay with respect to our internal audit function. Our pro rata share of RMR's costs in providing that function for the years ended 2008, 2007 and 2006 was $223,000, $169,000 and $173,000, respectively. The fact that RMR has responsibilities to other entities, including our most significant landlord, SNH, could create conflicts; and in the event of such conflicts between SNH and us, our shared services agreement with RMR allows RMR to act on behalf of SNH rather than on our behalf. A termination of our shared services agreement is an event of default under our revolving credit facility. RMR is beneficially owned by Messrs. Barry M. Portnoy, one of our Managing Directors, and his son, Adam D. Portnoy, who is President and Chief Executive Officer and a director of RMR and a managing trustee of SNH. Messrs. Barry Portnoy and Gerard Martin, our Managing Directors, are directors of RMR.

        Our Chief Executive Officer and Chief Financial Officer are also officers and employees of RMR. These officers devote a substantial majority of their business time to our affairs and the remainder to RMR's business which is separate from our business. We believe the compensation we paid to these officers reasonably reflects their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division.

        An affiliated entity of RMR is the owner of the buildings in which our corporate headquarters are located. These leases expire in 2011. We incurred rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2008, 2007 and 2006 of $1.1 million, $1.3 million and $938,000, respectively. This lease has been amended at various times to take into account our needs for increasing space and all amendments to this lease have been approved by our Independent Directors.

        We, RMR and other companies to which RMR provides management services are in the process of forming and licensing an insurance company in the State of Indiana. All of our Directors currently serve on the board of directors of this insurance company. We expect that RMR, in addition to being a shareholder, will enter a management agreement with this insurance company pursuant to which RMR will provide the insurance company certain management and administrative services. In addition, it is expected that the insurance company will enter an investment advisory agreement with RMR Advisors pursuant to which RMR Advisors will act as the insurance company's investment advisor. The same persons who own and control RMR, including Mr. Barry Portnoy, one of our Managing Directors, own and control RMR Advisors. Our Governance Guidelines provide that any material transaction between us and such insurance company shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Directors. We have invested $25,000 to date in the insurance company and are committed to invest another $4,975,000, and we currently own and intend to own approximately 16.67% of this insurance company. We may invest additional amounts in the insurance company in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. Over time we expect to transfer some or all of our insurance business to this company. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by reducing insurance expenses and/or by having our pro-rata share of any profits realized by this insurance business.

        One of our hospitals' outpatient clinics leases space from HRPT Properties Trust, or HRPT, a REIT managed by RMR. We incurred rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2008 and 2007 of $57,700 and $52,500, respectively.

        In December 2006, we began leasing space for a regional office in Atlanta, Georgia from HRPT. Our lease for this space expires in 2011. We incurred rent, which includes our proportional share of utilities and real estate taxes, under this lease during 2008 and 2007 of $60,000 and $61,000, respectively.

        Wells Fargo Bank, N.A., an affiliate of Wells Fargo, is the transfer agent and registrar for our common shares. As reported on a Schedule 13G filed with the SEC on January 29, 2009, Wells Fargo and Wells Capital beneficially own more than 5% of our common shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee is currently, or has been, at any time since our formation, an officer or employee of the company. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE Amex. Our executive officers, Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of these reports furnished to us or written representations that no such reports were required, we believe that, during 2008, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Directors and greater than 10% shareholders were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2007 and 2008. A representative of Ernst & Young LLP is expected to be present at our annual meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at our annual meeting.

        The fees for services provided by Ernst & Young LLP to us in the last two fiscal years were as follows:

	FY 2007	FY 2008
Audit Fees	$849,000	$872,000
Audit Related Fees	—	—
Tax Fees	25,000	40,000

Subtotal	$874,000	$912,000
All Other Fees	—	—

Ernst & Young LLP Total Fees	$874,000	$912,000

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by the Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify the Audit Committee when pre-approved services are undertaken and the Committee or its chairperson may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2007 and 2008 were approved by our Audit Committee. The total fees we paid to Ernst & Young LLP for services in 2007 and 2008 are set forth above. The tax fees in 2007 and 2008 were for services involved in reviewing our tax reporting and tax compliance procedures. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that

Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        Ernst & Young LLP has been engaged to perform quarterly reviews for our first three quarterly periods in 2009. Our Audit Committee expects to appoint our independent registered public accounting firm for 2009 later this year after it has considered relevant factors.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, Five Star Quality Care, Inc., 400 Centre Street, Newton, MA 02458, telephone (617) 796-8387. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters which will be brought before our annual meeting. However, if other matters properly come before our annual meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the proxy, the persons named in the proxy will vote the proxy in accordance with their discretion on those matters.

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf. If you have any questions or need assistance in voting your shares, please call the firm assisting the company in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature (PLEASE SIGN WITHIN BOX) Date Date FIVE STAR QUALITY CARE, INC. M12715 FIVE STAR QUALITY CARE, INC. 400 CENTRE STREET NEWTON, MA 02458 For address changes, please check this box and write them on the back where indicated. 0 Our Board of Directors recommends a vote “FOR” the Nominees for Director in Items 1 and 2. Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only. 0 0 Yes No Arthur G. Koumantzelis 1. To elect one Independent Director in Group II to our Board. Nominee: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 13, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Five Star Quality Care, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 13, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to Five Star Quality Care, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 0 0 0 0 For Withhold Gerard M. Martin 2. To elect one Managing Director in Group II to our Board. Nominee: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR IN ITEMS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) 3. In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned in such matters as may properly come before the meeting or at any adjournment or postponement thereof.

Address Changes: (If you noted any Address Changes above, please mark corresponding box on the reverse side.) FIVE STAR QUALITY CARE, INC. 400 Centre Street Newton, MA 02458-2076 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Five Star Quality Care, Inc. Annual Meeting of Shareholders, including our annual report and proxy statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Trustees of Five Star Quality Care, Inc. for use at the Annual Meeting on May 14, 2009. The undersigned shareholder of Five Star Quality Care, Inc., a Maryland real estate investment trust, or the company, hereby appoints John A. Mannix, Jennifer B. Clark and Barry M. Portnoy, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at the company’s offices at 400 Centre Street, Newton, Massachusetts on May 14, 2009, at 9:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR TRUSTEE IN ITEMS 1 AND 2. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. See reverse for voting instructions. M12716 FIVE STAR QUALITY CARE, INC. ANNUAL MEETING OF SHAREHOLDERS THURSDAY, MAY 14, 2009 9:30 A.M. 400 CENTRE STREET NEWTON, MA 02458-2076 DIRECTIONS TO 400 CENTRE STREET, NEWTON MA From the East Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the middle lane and bear to your left (away from Watertown). Keep the Sheraton Hotel on your left at all times, crossing over I-90 and making a complete loop around it. After circling the Sheraton Hotel, and passing straight though one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the right lane marked “right lane must turn right” and will notice a large green sign marked “Brighton”.) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end. From the West Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting and passing straight through one set of traffic lights, move to the right lane and go through 2 more sets of traffic lights, taking a right onto Park Street. (You should be in the lane marked “right lane must turn right” and will notice a large green sign marked “Brighton”.) Take an immediate right onto Elmwood Street. Elmwood is a short street and the entrance to the parking lot at 400 Centre Street is at its end. Proxy

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PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, May 14, 2009
INTRODUCTION
ELECTION OF DIRECTORS
  Item 1: Election of One Independent Director
  Item 2: Election of One Managing Director
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2008, 2007 AND 2006
GRANTS OF PLAN BASED AWARDS FOR 2008 (Shares granted in 2008, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2008 (Shares granted in 2008 and prior years, which have not yet vested)
OPTION EXERCISES AND STOCK VESTED FOR 2008 (Share grants which vested in 2008, including shares granted in prior years)
DIRECTOR COMPENSATION FOR 2008 (2008 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT